Exhibit 23.2


             Independent Registered Public Accounting Firms' Consent


The Board of Directors and Stockholders
Esesis, Inc. and Subsidiary
Englewood, Colorado


We consent to the use and inclusion in this Amendment No. 4 to Form SB-2 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated May 31, 2004 on our audit of the consolidated financial statements of Esesis, Inc. and subsidiary at March 31, 2004 and June 30, 2003 and for the nine months ended March 31, 2004 and for the period July 5, 2002 (inception) through June 30, 2003.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement and Prospectus.



s/Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
September 9, 2004